Exhibit 10.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

COLFAX CORPORATION

and

ESAB CORPORATION

Dated as of                    , 2022

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TABLE OF CONTENTS

(continued)

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FORM OF

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of _____, 2022, is entered into by and between Colfax Corporation, a Delaware corporation (“Enovis”), and ESAB Corporation, a Delaware corporation and a wholly owned subsidiary of Enovis (“ESAB”). “Party” or “Parties” means Enovis or ESAB, individually or collectively, as the case may be. Capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Enovis, acting through its direct and indirect Subsidiaries, currently conducts the Enovis Retained Business and the ESAB Business;

WHEREAS, the Board of Directors of Enovis (the “Board”) has determined that it is appropriate, desirable and in the best interests of Enovis and its stockholders to separate Enovis into two separate, publicly traded companies, one for each of (i) the Enovis Retained Business, which shall be owned and conducted, directly or indirectly, by Enovis and its Subsidiaries (other than ESAB and its Subsidiaries) and (ii) the ESAB Business, which shall be owned and conducted, directly or indirectly, by ESAB and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and between Enovis and ESAB, dated as of ______, 2022 (the “Separation Agreement”);

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution;

WHEREAS, pursuant to the Separation Agreement, Enovis and ESAB have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Accrued Incentive Amount” shall mean the aggregate amount accrued by Enovis in respect of ESAB Employees under any Enovis cash incentive compensation and sales commission plans and programs (including, without limitation, the Enovis AIP) applicable to such ESAB Employees and unpaid as of the date on which the employment or services of such ESAB Employees are transferred to the ESAB Group.

(2) “Affiliate” shall have the meaning ascribed to it in the Separation Agreement.

(3) “Agreement” shall have the meaning set forth in the Preamble.

(4) “Assets” shall have the meaning ascribed to it in the Separation Agreement.

(5) “Benefit Arrangement” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any Welfare Plan and any other benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, , supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(6) “Board” shall mean the Board of Directors of Enovis as set forth in the Recitals.

(7) “Business Day” shall have the meaning ascribed to it in the Separation Agreement.

(8) “CARES Act” shall have the meaning set forth in Section 5.7(b).

(9) “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or similar state Law.

(10) “Code” means the Internal Revenue Code of 1986, as amended.

(11) “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of ESAB Employees, including all national or sector specific collective agreements which are applicable to ESAB Employees, in each case in effect immediately prior to the date on which the applicable ESAB Employees become employed by a member of the ESAB Group, that set forth terms and conditions of employment of ESAB Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(12) “Compensation Committee” shall mean the Compensation Committee of the Board.

(13) “Delayed Transfer Enovis Employee” shall mean any Enovis Employee whose employment is determined by Enovis to not be eligible to be transferred from a member of the ESAB Group to a member of the Enovis Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Enovis Retained Business operations in a particular jurisdiction sufficient to employ such Enovis Employee.

(14) “Delayed Transfer Date” shall mean the date on which it is determined by Enovis that either (i) a Delayed Transfer ESAB Employee or Delayed Transfer Enovis Employee is permitted to transfer from the Enovis Group to the ESAB Group or from the ESAB Group to the Enovis Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the ESAB Employee or Enovis Employee by the ESAB Group or Enovis Group, as applicable.

(15) “Delayed Transfer ESAB Employee” shall mean any ESAB Employee whose employment is determined by Enovis to not be eligible to be transferred to a member of the ESAB Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up ESAB Business operations in a particular jurisdiction sufficient to employ such ESAB Employee.

(16) “Distribution” shall have the meaning ascribed to it in the Separation Agreement.

(17) “Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

(18) “Effective Time” shall have the meaning ascribed to it in the Separation Agreement.

(19) “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for ESAB Employees.

(20) “Enovis” shall have the meaning set forth in the Preamble.

(21) “Enovis AIP” shall mean the Enovis Corporation Annual Incentive Plan, as amended and restated effective as of January 1, 2020.

(22) “Enovis Benefit Arrangement” shall mean any Benefit Arrangement, including an Enovis Welfare Plan, sponsored, maintained or contributed to by any member of the Enovis Group.

(23) “Enovis Common Stock” shall mean the common stock of Enovis, par value $0.001 per share.

(24) “Enovis DCP” shall mean the Enovis Corporation Nonqualified Deferred Compensation Plan, as amended.

(25) “Enovis Director DCP” shall mean the Enovis Corporation Director Deferred Compensation Plan, effective as of December 6, 2017, as amended.

(26) “Enovis Employee” shall mean each employee of Enovis or any of its Subsidiaries or Affiliates who does not qualify as an ESAB Employee.

(27) “Enovis Excess Benefit Plan” shall mean the Enovis Corporation Amended and Restated Excess Benefit Plan, as amended.

(28) “Enovis Group” shall have the meaning ascribed to “Colfax Group” in the Separation Agreement.

(29) “Enovis Option” shall mean an option to purchase shares of Enovis Common Stock granted pursuant to the Enovis Stock Plan.

(30) “Enovis Performance Stock Unit” shall mean an award granted by Enovis pursuant to the Enovis Stock Plan that was denominated as a “Performance Stock Unit” or “Performance Unit” under the terms of such plan and the related award agreement, and that vests based on achievement of specified financial performance targets.

(31) “Enovis Retained Business” shall have the meaning ascribed to “Colfax Business” in the Separation Agreement.

(32) “Enovis Retained Liabilities” shall have the meaning ascribed to “Colfax Liabilities” in the Separation Agreement.

(33) “Enovis Severance Plan” shall mean the Enovis Corporation Executive officer Severance Plan and Summary Plan Description effective September 18, 2013.

(34) “Enovis Stock Plan” shall mean, collectively, the Enovis Corporation 2020 Omnibus Incentive Plan and the Enovis Corporation 2016 Omnibus Incentive Plan, as applicable.

(35) “Enovis Time-Based Restricted Stock Unit” shall mean an award granted by Enovis pursuant to the Enovis Stock Plan that was denominated as a “Restricted Stock Unit” or “Stock Unit” under the terms of such plan and the related award agreement, and vests solely based on the continued employment or service of the recipient.

(36) “Enovis U.S. 401(k) Plan” shall mean the Enovis Corporation 401(k) Savings Plan Plus, Plan No. 037.

(37) “Enovis U.S. Pension Plan” shall mean the Enovis Corporation Consolidated Retirement Plan, Plan No. 036.

(38) “Enovis U.S. Welfare Plan” shall mean the Group Insurance Plan for Employees of Enovis Corporation, Plan No. 501, and the Enovis Corporation Cafeteria Plan.

(39) “Enovis Welfare Plan” shall mean any Welfare Plan, including the Enovis U.S. Welfare Plan, sponsored and maintained by Enovis or any member of the Enovis Group.

(40) “Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Board, or by the Compensation Committee pursuant to a delegation by the Board, in its sole and absolute discretion for purposes of making equitable adjustments to the awards held by Enovis Employees and ESAB Employees under the Enovis Stock Plan.

(41) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(42) “ESAB” shall have the meaning set forth in the Preamble.

(43) “ESAB AIP” shall mean the ESAB Corporation Annual Incentive Plan, effective January 1, 2022.

(44) “ESAB Benefit Arrangement” shall mean any Benefit Arrangement, including an ESAB Welfare Plan, sponsored, maintained or contributed to exclusively by any member of the ESAB Group.

(45) “ESAB Business” shall have the meaning ascribed to it in the Separation Agreement.

(46) “ESAB Common Stock” shall mean the common stock of ESAB, par value $0.01 per share.

(47) “ESAB DCP” shall mean The ESAB Group, Inc. Nonqualified Deferred Compensation Plan, effective January 1, 2022.

(48) “ESAB Director DCP” shall mean the ESAB Corporation Director Deferred Compensation Plan, effective on the Separation Date.

(49) “ESAB Employee” shall mean each individual who is employed by (i) ESAB or any of its Subsidiaries or Affiliates (excluding Enovis), and (ii) Enovis or any of its Subsidiaries or Affiliates (excluding the ESAB Group) as of the date on which Enovis determines to transfer the employment of applicable individuals to ESAB or any of its Subsidiaries or Affiliates and who Enovis determines as of such date is either (A) exclusively or primarily engaged in the ESAB Business or (B) necessary for the ongoing operation of the ESAB Business following the Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

(50) “ESAB Excess Benefits Plan” shall mean The ESAB Group, Inc. Excess Benefits Plan effective January 1, 2022.

(51) “ESAB Group” shall have the meaning ascribed to it in the Separation Agreement.

(52) “ESAB Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Enovis or any of its Subsidiaries or Affiliates as of the date on which Enovis determines to transfer the contracts of service of applicable individuals to ESAB and who Enovis determines as of such date is either (i) exclusively or primarily engaged in the ESAB Business or (ii) necessary for the ongoing operation of the ESAB Business following the Effective Time.

(53) “ESAB Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

(54) “ESAB Option” shall have the meaning set forth in Section 4.1.

(55) “ESAB Performance Stock Unit” shall have the meaning set forth in Section 4.2.

(56) “ESAB Severance Plan” shall mean the ESAB Corporation Executive Officer Severance Plan and Summary Plan Description effective on the Separation Date.

(57) “ESAB Stock Plan” shall mean the ESAB Corporation 2022 Omnibus Incentive Plan.

(58) “ESAB Time-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(59) “ESAB U.S. 401(k) Plan” shall mean The ESAB Group, Inc. 401(k) Retirement Savings Plan, Plan No. 001.

(60) “ESAB U.S. Welfare Plan” shall mean the Group Insurance Plan for Employees of The ESAB Group, Inc., Plan No. 501, and The ESAB Group, Inc. Cafeteria Plan.

(61) “ESAB Welfare Plan” shall mean any Welfare Plan, including the ESAB U.S. Welfare Plan, sponsored and maintained by ESAB or any member of the ESAB Group.

(62) “Former ESAB Service Provider” shall mean (i) any individual who would qualify as an ESAB Employee or ESAB Independent Contractor, but whose employment or service with Enovis or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to ESAB pursuant to this Agreement, (ii) any former employee, independent contractor or consultant of Enovis or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in an ESAB Former Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the ESAB Group or the Enovis Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such ESAB Former Business and (iii) any individual who is currently employed by Enovis or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in the ESAB Business, but whose employment was transferred to a member of the Enovis Group that is not a part of the ESAB Business prior to the date on which such individual’s employment or service would otherwise have transferred to ESAB pursuant to this Agreement, but in such case only to the extent relating to his or her service with the ESAB Business.

(63) “Law” shall have the meaning ascribed to it in the Separation Agreement.

(64) “Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

(65) “Non-Automatic Transfer Employee” shall mean any ESAB Employee who is not employed by ESAB or any of its Subsidiaries or Affiliates (excluding Enovis).

(66) “Non-U.S. Plans” shall have the meaning set forth in Section 3.4.

(67) “Open Incentive Obligations” shall have the meaning set forth in Section 5.1.

(68) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(69) “Person” shall have the meaning ascribed to it in the Separation Agreement.

(70) “Plan Transition Date” shall mean the date, as applicable to each Enovis Benefit Arrangement, that is the earlier to occur of (i) the Distribution Date or (ii) such earlier date, commencing on or after January 1, 2022 as agreed between the Parties.

(71) “Separation Agreement” shall have the meaning set forth in the Recitals.

(72) “Subsidiary” shall have the meaning ascribed to it in the Separation Agreement.

(73) “Tax” shall have the meaning ascribed to it in the Separation Agreement.

(74) “Tax Matters Agreement” shall have the meaning ascribed to it in the Separation Agreement.

(75) “Transition Services Agreement” shall have the meaning ascribed to it in the Separation Agreement.

(76) “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email.

Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Enovis” shall also be deemed to refer to the applicable member of the Enovis Group, references to “ESAB” shall also be deemed to refer to the applicable member of the ESAB Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Enovis or ESAB shall be deemed to require Enovis or ESAB, as the case may be, to cause the applicable members of the Enovis Group or the ESAB Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Enovis Group under this Agreement shall be Enovis Retained Liabilities. All Liabilities assumed or retained by a member of the ESAB Group under this Agreement shall be ESAB Liabilities.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to the requirements of applicable Law, no later than the Effective Time, Enovis shall use its reasonable best efforts to (i) cause the employment of any ESAB Employee not employed by a member of the ESAB Group and the contract of services of any ESAB Independent Contractor to be transferred from the Enovis Group to a member of the ESAB Group and (ii) cause the employment of any Enovis Employee who is employed by a member of the ESAB Group and the contract of services between any independent contractor or consultant that does not qualify as an ESAB Independent Contractor and a member of the ESAB Group to be transferred from the ESAB Group to a member of the Enovis Group.

(b) ESAB shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Employee prior to the Effective Time to become employed by a member of the ESAB Group effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that (i) if ESAB fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee or (ii) such Non-Automatic Transfer Employee does not accept such qualifying offer of employment, and in each case such Non-Automatic Transfer does not become employed by ESAB and is terminated by Enovis as a result, then ESAB shall reimburse Enovis in accordance with Section 2.3(c) for any severance or termination costs incurred by Enovis in connection with such termination of employment.

(c) The Enovis Group and ESAB Group agree to execute, and to seek to have the applicable ESAB Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) From and after the Effective Time, Enovis shall, or shall cause one or more members of the Enovis Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Enovis Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Enovis Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Enovis Group under this Agreement.

(b) From and after the Effective Time, ESAB shall, or shall cause one or more members of the ESAB Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all ESAB Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all ESAB Employees, Former ESAB Service Providers and ESAB Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the ESAB Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding that a Delayed Transfer ESAB Employee or Delayed Transfer Enovis Employee shall not become employed by a member of the ESAB Group or Enovis Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) ESAB or Enovis shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by Enovis or ESAB, respectively, with regard to each such Delayed Transfer ESAB Employee or Delayed Transfer Enovis Employee from the Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer ESAB Employees and Delayed Transfer Enovis Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, ESAB shall, or shall cause one or more members of the ESAB Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to ESAB or a member of the ESAB Group or included on a combined balance sheet of the ESAB Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4 Participation in Enovis Benefit Arrangements. Except as provided in this Agreement or the Transition Services Agreement, effective no later than the Plan Transition Date, (i) ESAB and each member of the ESAB Group, to the extent applicable, shall cease to be a participating company in any Enovis Benefit Arrangement, and (ii) each ESAB Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Enovis Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Enovis Group pursuant to this Agreement).

Section 2.5 Service Recognition.

(a) From and after the Effective Time, or if earlier and as applicable the Plan Transfer Date, and in addition to any applicable obligations under applicable Law, ESAB shall, and shall cause each member of the ESAB Group to, give each ESAB Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any ESAB Benefit Arrangement for such ESAB Employee’s prior service with any member of the Enovis Group or ESAB Group or any predecessor thereto, to the same extent such service was recognized by the applicable Enovis Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date: (i) ESAB shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each ESAB Employee under any ESAB Welfare Plan in which ESAB Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Enovis Welfare Plan, and (ii) ESAB shall provide or cause each ESAB Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the ESAB Employees become eligible to participate in the ESAB Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.6 Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, Enovis and ESAB shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for ESAB or a member of the ESAB Group to continue to maintain or to assume and comply with any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the ESAB Group) in respect of any ESAB Employees and any Employee Representatives.

(b) Effective no later than the Effective Time, ESAB shall, or shall cause a member of the ESAB Group to, continue to maintain or to assume and comply with, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of an ESAB Employee’s employment by the ESAB Group) that are applicable to any ESAB Employee.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Enovis Group or the ESAB Group to any Employee Representative or any other Person as described in such agreement.

Section 2.7 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any ESAB Employees or Enovis Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.8 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Welfare Plans.

(a) (i) Effective as of the Plan Transition Date, the participation of each ESAB Employee who is a participant in an Enovis Welfare Plan shall automatically cease and (ii) Enovis shall cause a member of the ESAB Group (A) to have in effect, no later than the Plan Transition Date, ESAB Welfare Plans providing health and welfare benefits for the benefit of each ESAB Employee with terms that are substantially similar to those provided by the applicable Enovis Welfare Plan to the applicable ESAB Employee immediately prior to the date on which such ESAB Welfare Plans become effective; and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of ESAB Employees or Former ESAB Service Providers, including but not limited to any claims incurred under any Enovis Welfare Plan on or prior to the date on which such ESAB Welfare Plans become effective, that remain unpaid as of the date on which such ESAB Welfare Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(b) The applicable member of the ESAB Group shall not be required to reimburse the applicable Enovis Welfare Plan for any claims related to ESAB Employees or Former ESAB Service Providers paid by an Enovis Welfare Plan (whether prior to or after the Effective Time) and not charged back to the appropriate and applicable member of the ESAB Group prior to the Plan Transition Date.

(c) Notwithstanding anything to the contrary in this Section 3.1, To the extent any ESAB Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of the Enovis U.S. Welfare Plan, such ESAB Employee’s rights to continued short-term disability benefits (i) will end under the Enovis U.S. Welfare Plan as of the

Plan Transition Date; and (ii) all remaining rights will be recognized under the ESAB U.S. Welfare Plan as of the Plan Transition Date, and the remainder (if any) of such ESAB Employee’s short-term disability benefits will be paid by the ESAB U.S. Welfare Plan. To the extent such ESAB Employee who is on short-term disability as of the Plan Transition Date under the Enovis U.S. Welfare Plan and who subsequently qualifies for long-term disability benefits, such ESAB Employee shall receive long-term disability benefits from the Enovis U.S. Welfare Plan instead of from the ESAB U. S. Welfare Plan; provided, however, that all other welfare benefits for such disabled ESAB Employee shall be provided by the ESAB U.S. Welfare Plan. Further notwithstanding anything to the contrary in this Section 3.1, ESAB Employees will continue to be considered to be “participants” in the Enovis U.S Welfare Plan or Enovis Benefit Arrangement that is either a Code Section 125 health care flexible spending account program or a dependent-care flexible spending account program for the duration of any calendar year 2021 grace period and/or claims run-out period (in either case, solely as provided under the terms of such Enovis U.S. Welfare Plan or Enovis Benefit Arrangement), provided that such ESAB Employees will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; will not be allowed to make any deferral or contribution elections under such Enovis U.S. Welfare Plan or Enovis Benefit Arrangement for calendar year 2022 or beyond; and will cease to be participants in such Enovis U.S. Welfare Plan or Enovis Benefit Arrangement upon the expiration of any grace period and/or claims run-out period.

Section 3.2 U.S. 401(k) Plan; U.S. Pension Plan.

(a) (i) Effective as of the Plan Transition Date, Enovis and ESAB shall cause The ESAB Group, Inc. to have in effect the ESAB U.S. 401(k) Plan and related trust that satisfies the requirements of Sections 401(a), 401(k) and 501(a) of the Code, with terms that are substantially similar to those provided by the Enovis U.S. 401(k) Plan immediately prior to the date on which such ESAB U.S. 401(k) Plan becomes effective (other than the ability to make additional investments in an investment fund invested primarily in Enovis Common Stock), (ii) the participation of each ESAB Employee who is a participant in the Enovis U.S. 401(k) Plan shall automatically cease effective upon the date on which the ESAB U.S. 401(k) Plan becomes effective, (iii) as soon as administratively practicable after the ESAB U.S. 401(k) Plan becomes effective, Enovis shall cause the accounts (including any outstanding participant loan balances) in the Enovis U.S. 401(k) Plan attributable to ESAB Employees and all of the Assets in the Enovis U.S. 401(k) Plan related thereto to be transferred in-kind to the ESAB U.S. 401(k) Plan and (iv) effective as of the Plan Transition Date, The ESAB Group, Inc., a member of the ESAB Group, shall be the plan sponsor of the ESAB U.S. 401(k) Plan, and The ESAB Group, Inc. shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b) Effective no later than the Effective Date, Enovis shall transfer to ESAB, or a member of the ESAB Group, the Enovis U.S. Pension Plan, and ESAB or such member of the ESAB Group shall thereafter fully pay, perform and discharge all obligations thereunder, including for those obligations associated with the Assets and Liabilities under the Enovis U.S. Pension Plan.

(c) The respective investment committees and other fiduciaries of the ESAB U.S. 401(k) Plan, the Enovis U.S. 401(k) Plan and the Enovis U.S. Pension Plan shall determine (i) the period of time, if any, following the adoption of the ESAB U.S. 401(k) Plan and following the transfer of the Enovis U.S. Pension Plan from Enovis to ESAB, during which ESAB Employees and Enovis Employees may receive distributions in kind from, respectively, the ESAB U.S. 401(k) Plan and the Enovis U.S. 401(k) Plan, if, and to the extent, investments under such plans are comprised of ESAB Common Stock or Enovis Common Stock, and (ii) the extent to which and when Enovis Common Stock (in the case of the ESAB U.S. 401(k) Plan) and ESAB Common Stock (in the case of the Enovis U.S. 401(k) Plan) shall cease to be investment alternatives of the respective plans.

(d) Enovis shall retain all accounts and all Assets and Liabilities relating to the Enovis U.S. 401(k) Plan in respect of each Former ESAB Service Provider; provided that if any ESAB Employee whose account balance is transferred from the Enovis U.S. 401(k) Plan to the ESAB U.S. 401(k) Plan as set forth in Section 3.2(a) thereafter terminates employment prior to the Plan Transition Date, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the ESAB U.S. 401(k) Plan.

Section 3.3 Deferred Compensation Plans.

(a) (i) Effective as of the Plan Transition Date, Enovis and ESAB shall cause The ESAB Group, Inc. to have in effect the ESAB DCP and the ESAB Excess Benefits Plan, each a non-qualified deferred compensation plan for the benefit of each ESAB Employee that is eligible to participate in the Enovis DCP and the Enovis Excess Benefit Plan immediately prior to the Plan Transition Date, with terms that are substantially similar to those provided to the applicable ESAB Employee under the Enovis DCP and the Enovis Excess Benefit Plan immediately prior to the date on which the ESAB DCP and the ESAB Excess Benefits Plan becomes effective, (ii) the participation of each ESAB Employee who is a participant in the Enovis DCP and the Enovis Excess Benefit Plan shall cease effective upon the date on which the ESAB DCP and the ESAB Excess Benefits Plan becomes effective, and (iii) each such ESAB Employee shall become a participant in the ESAB DCP and the ESAB Excess Benefits Plan and all contributions that otherwise would have been made to the Enovis DCP and the Enovis Excess Benefit Plan on or after the Plan Transition Date shall instead be applied to the ESAB DCP and the ESAB Excess Benefits Plan.

(b) Effective as of the Plan Transition Date or such later date agreed to by the Parties, (i) the account balances of each ESAB Employee under the Enovis DCP and the Enovis Excess Benefit Plan shall be transferred to the ESAB DCP the ESAB Excess Benefits Plan, and ESAB shall cause The ESAB Group, Inc. to fully perform, pay and discharge all obligations of the Enovis DCP and the Enovis Excess Benefit Plan relating to such account balances, (ii) any such account balances that are payable in shares of Enovis Common Stock shall be payable in shares of ESAB Common Stock in accordance with the terms applicable to such account balances, (iii) any such account balances that were credited with earnings based on a rate of return relating to notional shares of Enovis Common Stock shall instead be credited with earnings based on a rate of return relating to notional shares of ESAB Common Stock and (iv) notional shares of Enovis Common Stock and any shares of Enovis Common Stock in a deferred share account shall be adjusted in the same manner as set forth in Section 4.2 as if such shares or notional shares of Enovis Common Stock were Enovis Time-Based Restricted Stock Units.

(c) Enovis shall retain (i) all Assets, if any, relating to the Enovis DCP and the Enovis Excess Benefit Plan in respect of Enovis Employees, ESAB Employees and Former ESAB Service Providers, and (ii) all Liabilities in respect of each Former ESAB Service Provider in respect of the Enovis DCP and the Enovis Excess Benefit Plan.

(d) Effective as of the Effective Time or such earlier date agreed to by the Parties, ESAB shall have in effect the ESAB Director DCP with terms that are substantially similar to those provided under the Enovis Director DCP. The Enovis Director DCP shall continue in effect after the Distribution Date in accordance with its terms, with payments made to current and former members of the Board pursuant to their applicable deferral elections.

Section 3.4 Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary other than as set forth in this Section 3.4 or Section 1.1, the treatment of each Enovis Benefit Arrangement and ESAB Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed by the Parties, (i) ESAB shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to ESAB Employees, ESAB Independent Contractors and Former ESAB Service Providers, whenever incurred, (ii) Enovis shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Enovis Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to ESAB.

Section 3.5 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Enovis’s ability to charge back any Liabilities that it incurs in respect of any Enovis Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Enovis Stock Options. Each Enovis Option that is outstanding immediately prior to the Distribution Date and that is held by an Enovis Employee or a member of the Board shall be adjusted pursuant to the terms of the Enovis Stock Plan. Each Enovis Option that is outstanding immediately prior to the Distribution Date and that is held by either an ESAB Employee who continues in employment through the Distribution Date or a member of the Board who is or becomes a member of the board of directors of ESAB effective as of the Distribution Date, whether vested or unvested, shall automatically be assumed by ESAB on the Distribution Date (each, an “ESAB Option”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability and vesting schedule) as were applicable to the corresponding Enovis Option immediately prior to the Distribution Date, except that each ESAB Option shall (i) relate to a number of shares of ESAB Common Stock (with each grant rounded to the nearest whole share) equal to the product of (x) the number of shares of Enovis Common Stock issuable upon the exercise of the corresponding Enovis Option immediately prior to the Distribution Date and (y) the Equity Award Adjustment Ratio, and (ii) have a per-share exercise price (rounded up to the nearest whole cent, subject to Section 4.4(a)) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Enovis Option by

(y) the Equity Award Adjustment Ratio; provided, however, that the exercise price, the number of shares of ESAB Common Stock, and the terms thereof shall be determined in a manner consistent with the requirements of Code Section 409A. Notwithstanding the foregoing, if a member of the Board who continues as a Board member after the Distribution Date becomes a member of the board of directors of ESAB effective as of or prior to the Distribution Date, one-half of such individual’s Enovis Options shall be adjusted pursuant to the terms of the Enovis Stock Plan, and the remainder shall be assumed by ESAB and converted into ESAB Options, in each case as described above.

Section 4.2 Treatment of Enovis Time-Based Restricted Stock Units and Enovis Performance Stock Units.

(a) Each Enovis Time-Based Restricted Stock Unit that is outstanding immediately prior to the Distribution Date and that is held by an Enovis Employee or a member of the Board shall be adjusted pursuant to the terms of the Enovis Stock Plan. Each Enovis Time-Based Restricted Stock Unit that is outstanding immediately prior to the Distribution Date and that is held by either an ESAB Employee who continues in employment through the Distribution Date or a member of the Board who is or becomes a member of the board of directors of ESAB effective as of the Distribution Date, whether vested or unvested, shall automatically be assumed by ESAB on the Distribution Date (each, an “ESAB Time-Based Restricted Stock Unit”) and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Enovis Time-Based Restricted Stock Unit immediately prior to the Distribution Date, except that each award of ESAB Time-Based Restricted Stock Units shall (i) relate to that number of shares of ESAB Common Stock (with each award rounded to the nearest whole share, subject to Section 4.4(a)) equal to the product of (x) the number of shares of Enovis Common Stock that were issuable upon the vesting of such Enovis Time-Based Restricted Stock Units immediately prior to the Distribution Date, and (y) the Equity Award Adjustment Ratio, and (ii) be subject to vesting solely based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Enovis Time-Based Restricted Stock Units immediately prior to the Distribution Date. Notwithstanding the foregoing, if (a) a member of the Board who continues as a Board member after the Distribution Date, and/or (b) the Chief Financial Officer of Enovis becomes a member of the board of directors of ESAB effective as of or prior to the Distribution Date, one-half of such individual’s Enovis Time-Based Restricted Stock Units shall be adjusted pursuant to the terms of the Enovis Stock Plan, and the remainder shall be assumed by ESAB and converted into ESAB Time-Based Restricted Stock Units, in each case as described above.

(b) Each Enovis Performance Stock Unit that is outstanding immediately prior to the Distribution Date and that is held by an Enovis Employee shall be adjusted pursuant to the terms of the Enovis Stock Plan; provided that (i) Enovis Performance Stock Units that are unvested and outstanding on the Distribution Date will either (A) be earned at target if the performance period is less than fifty percent (50%) complete as of the Distribution Date or (B) be earned at the then current performance (as of the Distribution Date) if the performance period is fifty percent (50%) or more complete as of that date prior to such adjustment and (ii) such Enovis Performance Stock Units will not fully vest until the end of the performance period as set forth in the applicable award agreement. Notwithstanding the foregoing, if the Chief Financial Officer of Enovis becomes a member of the board of directors of ESAB effective as of or prior to the Distribution Date, one-half of such individual’s Enovis Performance Stock Units will be adjusted and earned pursuant to this Section 4.2(b), and the remainder shall be earned and assumed by ESAB as provided in Section 4.2(c) in the same manner as Enovis Performance Stock Units held by an ESAB Employee.

(c) Each Enovis Performance Stock Unit that is outstanding immediately prior to the Distribution Date and that is held by an ESAB Employee who continues in employment through the Distribution Date, shall (i) either (A) be earned at target if the performance period is less than fifty percent (50%) complete as of the Distribution Date or (B) be earned at the then current performance (as of the Distribution Date) if the performance period is fifty percent (50%) or more complete as of that date prior to such adjustment, and then (ii) automatically be assumed by ESAB on the Distribution Date (each, an “ESAB Performance Stock Unit”). Such ESAB Performance Stock Units will not fully vest until the end of the performance period as set forth in the applicable award agreement and shall otherwise continue to have, and be subject to, the same terms and conditions as were applicable to the corresponding Enovis Performance Stock Unit immediately prior to the Distribution Date; provided that each award of ESAB Performance Stock Units shall (i) relate to that number of shares of ESAB Common Stock (with each award rounded to the nearest whole share, subject to Section 4.4(a)), equal to the product of (x) the number of shares of Enovis Common Stock that were issuable upon the vesting of such Enovis Performance Stock Units immediately prior to ESAB’s assumption of the award on the Distribution Date, and (y) the Equity Award Adjustment Ratio, and (ii) subject to vesting based upon any applicable continued employment requirements that apply to the corresponding Enovis Performance Stock Units.

Section 4.3 ESAB Stock Plan. Effective as of the Effective Time, ESAB shall have adopted the ESAB Stock Plan, which shall permit the grant and issuance of equity incentive awards denominated in ESAB Common Stock as described in this Article IV.

Section 4.4 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable.

(b) The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(c) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Cash Incentive Programs. Effective as of the Plan Transition Date, (i) Enovis shall cause ESAB to adopt the ESAB AIP, and (ii) Enovis and ESAB shall cause other members of the ESAB Group to adopt cash incentive compensation and sales commission plans and programs substantially similar to the Enovis and Enovis Group cash incentive compensation and sales commission plans and programs in which ESAB Employees participate. For any Enovis and Enovis Group cash incentive or sales commission measurement or performance period that has not ended as of the date on which the employment of applicable ESAB Employees is transferred to ESAB or any member of the ESAB Group (the “Open Incentive Obligations”), ESAB shall provide that each applicable ESAB Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such ESAB Employee under the corresponding Enovis or Enovis Group incentive or sales commission program as in effect immediately prior to the date of such employment transfer, as equitably adjusted (if applicable) by the Compensation Committee to the extent necessary to reflect the transactions contemplated by the Separation Agreement; provided that in no event shall the aggregate incentive amounts paid to the applicable ESAB Employees in respect of such applicable period be less than the Accrued Incentive Amount. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (i) Enovis shall not transfer assets in respect of the Accrued Incentive Amount or the Open Incentive Obligations, and (ii) effective as of the date on which the employment of the applicable ESAB Employees is transferred to ESAB or members of the ESAB Group, ESAB shall assume all Liabilities and obligations in respect of the Accrued Incentive Amount and the Open Incentive Obligations.

Section 5.2 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement or applicable Law, ESAB shall (i) credit each ESAB Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such ESAB Employee had with the Enovis Group as of immediately before the date on which the employment of the ESAB Employee transfers to ESAB or any member of the ESAB Group and (ii) permit each such ESAB Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the ESAB Employee would have been so permitted under the terms and conditions of the applicable Enovis policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Enovis policies in effect for that year in which the transfer of employment occurs).

Section 5.3 Workers’ Compensation Liabilities. Effective no later than the Effective Time, ESAB shall, or shall cause a member of the ESAB Group to, assume all Liabilities for ESAB Employees, ESAB Independent Contractors and Former ESAB Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time but not reported until after the Effective Time), and ESAB, or, as applicable, a member of the ESAB Group, shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if ESAB, or a member of the ESAB Group, is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Enovis shall retain such Liabilities and ESAB shall, or shall cause a member of the ESAB Group to, reimburse and otherwise fully indemnify Enovis for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.4 COBRA Compliance in the United States. Effective as of the Plan Transition Date, Enovis and ESAB shall cause The ESAB Group, Inc. to assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the ESAB U.S. Welfare Plan, with respect to ESAB Employees or ESAB Former Service Providers who incurred a COBRA qualifying event under the Enovis U.S. Welfare Plan at any time on or before the Plan Transition Date and/or any COBRA qualifying event in connection with the transactions described in the Separation Agreement. The ESAB Group, Inc. shall also be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the ESAB U.S. Welfare Plan with respect to ESAB Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the ESAB U.S. Welfare Plan at any time after the Plan Transition Date. Notwithstanding the foregoing, two former employees of ESAB who elected COBRA under a Kaiser health plan that is an Enovis Welfare Plan shall continue their COBRA continuation coverage under such Enovis Welfare Plan.

Section 5.5 Retention Bonuses. Any retention bonuses payable to any ESAB Employees that relate to the transactions contemplated by the Separation Agreement and become payable after the date on which the employment of the ESAB Employee transfers to ESAB shall be assumed by ESAB as of the date of such transfer and ESAB shall, or shall cause a member of the ESAB Group to, pay all amounts payable thereunder to the applicable ESAB Employees in accordance with the terms thereof.

Section 5.6 Code Section 409A. Notwithstanding anything in this Agreement or the Tax Matters Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.7 Payroll Taxes and Reporting; CARES Act. Notwithstanding anything in the Tax Matters Agreement to the contrary:

(a) The Parties shall, to the extent practicable, (i) treat ESAB or a member of the ESAB Group as a “successor employer” and Enovis (or the appropriate member of the Enovis Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to ESAB Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each ESAB Employee for the calendar year in which the Effective Time occurs.

(b) Effective as of the Effective Time (or, if later, the applicable Delayed Transfer Date), ESAB shall, or shall cause one or more members of the ESAB Group to, assume all Liabilities in respect of the payment of any employment taxes that have been delayed pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) with respect to any ESAB Employee or Former ESAB Service Provider, and, if applicable, shall timely reimburse Enovis in accordance with Section 2.3(c) for any such amounts that are required to be paid by Enovis in accordance with applicable Law. Enovis shall retain the benefit of any tax credit allowed pursuant to Section 2301 of the CARES Act with respect to any “qualified wages” (as defined in the CARES Act) paid to any ESAB Employee or Former ESAB Service Provider after March 12, 2020 and prior to the Effective Time (or, if later, the applicable Delayed Transfer Date).

Section 5.8 Regulatory Filings. Subject to applicable Law and notwithstanding anything in the Tax Matters Agreement to the contrary, Enovis shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Enovis shall provide data and information (to the extent permitted by applicable Laws) to ESAB, which shall be responsible for making, or causing a member of the ESAB Group to make, such filings in respect of ESAB Employees.

Section 5.9 Disability. For any Former ESAB Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of an Enovis Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent such Former ESAB Service may have any “return to work” rights under the terms of such Enovis Welfare Plan, such Former ESAB Service Provider’s eligibility for re-employment shall be with ESAB or a member of the ESAB Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by ESAB or the applicable member of the ESAB Group), provided however that, notwithstanding the foregoing, no Former ESAB Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Effective Time.

Section 5.10 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Enovis Group or transferred to or assumed by the ESAB Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Enovis Benefit Arrangement or ESAB Benefit Arrangement or to prohibit Enovis, ESAB, or any member of the Enovis Group or ESAB Group, as the case may be, from amending, modifying or terminating any Enovis Benefit Arrangement or ESAB Benefit Arrangement at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Enovis, the Enovis Group, ESAB or the ESAB Group any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Effective Time, Enovis and ESAB shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Enovis and ESAB) to which any employee or director of the Enovis Group or the ESAB Group or any Enovis Benefit Arrangement or ESAB Benefit Arrangement is a party and which relates to an Enovis Benefit Arrangement or ESAB Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to ESAB Employees under Enovis Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding ESAB Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant ESAB Employee.

Section 6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any ESAB Employee or other current or former employee, officer, director or contractor of the Enovis Group or ESAB Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any ESAB Employee or other former, current or future employee of the Enovis Group or ESAB Group under any Enovis Benefit Arrangement or ESAB Benefit Arrangement.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to ESAB Employees, Former ESAB Service Providers and Enovis Employees and service providers of Enovis, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement. This Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Colfax:	Colfax Corporation 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 Attn: General Counsel E-mail: brad.tandy@colfaxcorp.com

To ESAB:	ESAB Corporation 909 Rose Avenue, Suite 800 North Bethesda, Maryland 20852 Attn: General Counsel E-mail: curtis.jewell@colfaxcorp.com

Section 7.5 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.

Section 7.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Enovis, an Affiliate of Enovis, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Date by and in the sole discretion of Enovis without the approval of ESAB or the stockholders of Enovis. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Enovis and ESAB.

Section 7.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.11 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.14 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.15 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.16 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Enovis and ESAB and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à -vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Enovis or ESAB.

Section 7.17 Tax Matters. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Enovis to ESAB or (ii) a distribution by ESAB to Enovis, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution; provided, however, that any such payment that is made or received by a Person other than Enovis or ESAB, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for Enovis or ESAB, in each case as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COLFAX CORPORATION

By:

Name: Title:

ESAB CORPORATION

By:

Name: Title:

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